A.G. EDWARDS, INC.
PERFORMANCE PLAN FOR EXECUTIVES

ARTICLE I
PREAMBLE

Section 162(m) of the Internal Revenue Code of 1986 was enacted by the Revenue Reconciliation Act of 1993. Section 162(m) limits to $1,000,000 the amount of an employer's deduction for a fiscal year relating to compensation for certain executive officers, with exceptions for specific types of compensation such as performance-based compensation. The Holding Company has amended its Executive Bonus Plan to limit the amount payable under the Executive Bonus Plan as a result of the Section 162(m) deduction limitation.

Qualified performance-based compensation is not subject to the Section 162(m) deduction limitation. This Performance Plan is intended to provide for the payment of qualified performance-based compensation in the form of a bonus to each executive officer whose bonus under the Executive Bonus Plan is actually limited by Section 8 thereof because of the Section 162(m) deduction limitation. The amount of any such bonus under this Performance Plan is intended to be equal to the amount that would have been payable to such executive officer pursuant to the Executive Bonus Plan but for the limitation contained in Section 8 thereof, relating to the Section 162(m) deduction limitation. This Performance Plan shall be administered in accordance with, and to achieve, the intent stated above.

Notwithstanding anything contained herein to the contrary, amounts accrued under this Performance Plan shall be paid only if this Performance Plan is approved by the stockholders of the Holding Company as provided in Article VI hereof.

ARTICLE II
DEFINITIONS

Unless defined below in this Article II or in the other provisions of this Plan, capitalized but undefined terms used herein shall have the meaning ascribed to them in the Executive Bonus Plan.

"Company" means the Holding Company and its subsidiaries, individually or collectively, as the context may require.

"Covered Employee" for a fiscal year means an individual employed by the Company who has satisfied the requirements of Article III for such fiscal year.

"Executive Bonus Plan" means the A.G. Edwards, Inc. Corporate Executive Bonus Plan, as amended from time to time.

"Fixed Allowance" means $300,000 for the fiscal year ending February 28, 1995; thereafter, the Fixed Allowance for each subsequent fiscal year shall be increased by 10% over the Fixed Allowance for the immediately preceding fiscal year.

"Holding Company" means A.G. Edwards, Inc.

"Initial Fixed Compensation" means, with respect to any Covered Employee in any fiscal year, the aggregate amount of: (i) such Covered Employee's Initial Salary for such fiscal year and (ii) other components of compensation for the Covered Employee that are "applicable employee remuneration" under Section 162(m) for such fiscal year that are established as of the beginning of such fiscal year. Specifically, "Initial Fixed Compensation" shall not include: (i) any salary increases or other amounts approved by the Company at its discretion after the beginning of such fiscal year, (ii) any amounts payable pursuant to this Performance Plan or the Executive Bonus Plan for such fiscal year, (iii) the Fixed Allowance for such fiscal year, or (iv) any amounts payable to a Covered Employee for such fiscal year to which, or to the extent that, Section 162(m) does not apply to them under applicable transitional rules (such as amounts payable under the A.G. Edwards, Inc. Restricted Stock and Stock Option Plan and the A.G. Edwards, Inc. Excess Profit Sharing Plan).

"Initial Salary" means, with respect to any Participant under the Executive Bonus Plan for a fiscal year, the rate of salary in effect for such Participant for such fiscal year as established prior to the beginning of such fiscal year.

"Initial Shares" means, with respect to any Participant under the Executive Bonus Plan for a fiscal year, the number of Shares assigned to such Participant in the Executive Bonus Plan for such fiscal year as established prior to the beginning of such fiscal year.

"Maximum Bonus Amount" means $2,000,000 for the fiscal year ending February 28, 1995; thereafter, the Maximum Bonus Amount for each subsequent fiscal year shall be increased by 10% over the Maximum Bonus Amount for the immediately preceding fiscal year.

"Performance Plan" means the A.G. Edwards, Inc. Performance Plan for Executives as set forth herein, as the same may be amended from time to time.

"Performance Plan Bonus Pool" for a fiscal year means the amount determined pursuant to Article IV.

"Plan Administrator" means the Compensation Committee of the Holding Company.

"Predetermined Amount" means, with respect to any fiscal year, the amount of the Executive Bonus Pool that would have accrued for such fiscal year based on the respective percentages of Pre-tax Earnings established by the Board of Directors for such fiscal year before the beginning of such fiscal year, and the departments and percentages of revenues (net of direct expenses) of each department that determine the Third Bonus Pool that were in effect at the beginning of such fiscal year, all as determined in accordance with Section 4 of the Executive Bonus Plan, without regard to any discretionary increase to such percentages or addition to such departments or any other discretionary additions to the Executive Bonus Pool for such fiscal year made after the beginning of the fiscal year.

"Section 162(m)" means Section 162(m) of the Internal Revenue Code of 1986, together with any regulations promulgated thereunder, as any or all of them may be amended or in effect from time to time, or any section that amends or supersedes such section.

ARTICLE III
COVERED EMPLOYEES

The participants in this Performance Plan for any fiscal year shall be comprised of each employee of the Company who is: (i) a "covered employee" under Section 162(m) for such fiscal year, (ii) a "Participant" under the Executive Bonus Plan who is entitled to a bonus thereunder as of the last day of such fiscal year, and (iii) designated individually or by class description to be a "Covered Employee" hereunder by the Plan Administrator.

ARTICLE IV
PERFORMANCE PLAN BONUS POOL

The performance goals for this Performance Plan shall be the Company's Pre-tax Earnings, certain branch office profits and the net revenues of certain departments, a percentage of each of which is paid into the Executive Bonus Pool, as set forth in the Executive Bonus Plan. The Performance Plan Bonus Pool for a fiscal year is based on such performance goals and shall equal the aggregate amount of the Executive Bonus Pool for the fiscal year that is not paid to Participants thereunder for that fiscal year because of the limitation of Section 8 of the Executive Bonus Plan.

ARTICLE V
DETERMINATION OF INITIAL BONUS AMOUNT;
DISTRIBUTION AND CERTIFICATION

1.	Determination of Initial Bonus Amount.

After the close of a fiscal year, the Initial Bonus Amount for each Covered Employee shall be determined for such fiscal year. The Initial Bonus Amount for a Covered Employee for any fiscal year shall be the amount of reduction in payments to such Covered Employee as a Participant under Section 8 of the Executive Bonus Plan that would have occurred assuming: (i) the individuals eligible to receive a bonus under the Executive Bonus Plan were only those individuals who were Participants as of the first day of such fiscal year, (ii) the Executive Bonus Pool was equal to the Predetermined Amount, (iii) the Year-end Shares and the Year-end Salary of all Participants in the Executive Bonus Plan were equal to their respective Initial Shares and Initial Salaries, and (iv) the amount treated as compensation subject to the Section 162(m) deduction limitation for the Covered Employee in such fiscal year was equal to the Initial Fixed Compensation of the Covered Employee for such fiscal year plus the Fixed Allowance for such fiscal year.

2.	Distribution.

Subject to Article V, Section 3, after the close of a fiscal year, an amount shall be paid to each Covered Employee from the Performance Plan Bonus Pool for that fiscal year equal to the lesser of: (i) the amount of the reduction in payments to such Covered Employee as a Participant under Section 8 of the Executive Bonus Plan for such fiscal year, (ii) such Covered Employee's Initial Bonus Amount, or (iii) the Maximum Bonus Amount. Any part of the amount of the reduction in payments to a Covered Employee as a Participant under Section 8 of the Executive Bonus Plan for such fiscal year that is not paid to such Covered Employee because such amount exceeds such Covered Employee's Initial Bonus Amount or Maximum Bonus Amount shall not increase the portion of the Performance Plan Bonus Pool payable to other Covered Employees but shall be retained by the Company, so that such limitations on the bonus paid to a particular Covered Employee shall not affect the bonus amount payable to any other Covered Employee.

3.	Certification by the Plan Administrator.

Prior to the payment of any amount under this Performance Plan to a Covered Employee, the Plan Administrator shall certify in writing that the performance goals and other material terms of this Performance Plan were in fact satisfied. For this purpose, approved minutes of a meeting of the Plan Administrator in which the certification is made shall be treated as written certification.

ARTICLE VI
AMENDMENT AND
STOCKHOLDER APPROVAL REQUIREMENT

This Performance Plan may be amended by the Board of Directors of the Holding Company and its Compensation Committee; provided, no amount shall be paid to any Covered Employee under this Performance Plan in any fiscal year unless the stockholders of the Holding Company have approved this Performance Plan (or the material terms hereof) at such time and in such manner as required by Section 162(m) (which approval may apply to more than one fiscal year) so that amounts paid hereunder will be "qualified performance based compensation."

ARTICLE VII
GENERAL ADMINISTRATION;
RULES OF CONSTRUCTION AND
SPECIAL TRANSITION RULE

The Plan Administrator, subject to the limitations provided herein, shall have the authority to interpret and administer the Performance Plan and to take all such steps and make all such rules or determinations in connection with the Performance Plan as it may deem necessary or advisable, including, without limitation, the construction of any ambiguities that may arise in the administration of the Performance Plan. By their participation in the Performance Plan, all Covered Employees agree that such interpretations and determinations made by the Plan Administrator shall be final, conclusive and binding on all Covered Employees if there is any rational basis for such interpretations or determinations.

The terms and provisions of this Performance Plan shall be construed in accordance with the laws of the State of Missouri and according to the principles, and in the priority, as follows: first, in accordance and consistent with Section 162(m) in a manner so that all amounts payable under this Performance Plan will be "qualified performance-based compensation;" and second, consistent with the meaning and application of the Executive Bonus Plan.

The Secretary of the Company, in conjunction with the Controller of the Company, shall develop procedures and keep detailed records as may be required to implement and document decisions made under the Performance Plan.

The first fiscal year for which this Performance Plan is in effect shall be the fiscal year of the Company ending February 28, 1995, even though this formal written Performance Plan may be adopted between March 1, 1994 and April 1, 1994.